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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2003 relating to the consolidated financial statements and financial statement schedule of Sun Communities, Inc., which appears in Sun Communities, Inc.'s Annual Report on Form 10-K, for the year ended December 31, 2002. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2003 relating to the consolidated financial statements of Sun Home Services, Inc., which appears in Sun Communities, Inc.'s Annual Report on Form 10K/A for the year ended December 31, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP


Detroit, Michigan
April 24, 2003